EXHIBIT 19.1

INDEPENDENCE POWER HOLDINGS, INC.

INSIDER TRADING POLICY

(Adopted January 6, 2026)

This Insider Trading Policy (this “Policy”) is designed to provide guidance to directors, officers, employees and consultants and their respective Family Members (as defined herein) and Controlled Entities (as defined herein) (collectively, “Covered Individuals” or “you”) of Independence Power Holdings, Inc. (the “Company”) with respect to transactions in the Company’s securities and derivative securities relating to the Company’s common stock, for the purpose of promoting compliance with applicable securities laws. All Covered Individuals are individually responsible to understand and comply with this Policy.

Federal and state securities laws prohibit the purchase or sale of a company’s securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of Material Non-Public Information (as defined herein) from disclosing this information to others who may trade in the Company’s securities. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe and include possible civil and criminal liability as well as potential disciplinary action by the Company, which may include termination of employment. You may have to forego a proposed transaction in the Company’s securities even if you planned to make the transaction before learning of the Material Non-Public Information and even though you believe you may suffer an economic loss or forego anticipated profit by waiting. Covered Individuals who have anticipated needs for liquidity from their the Company’s securities should strongly consider adopting a Rule 10b5-1 Plan (as defined herein).

Cases have been successfully prosecuted against trading by associates through foreign accounts, trading by Family Members and friends, and trading involving only a small number of shares. Both the U.S. Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.

The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law.

You should read this Policy carefully, ask questions of the Company’s Chief Financial Officer, and, upon request, promptly sign and return the Insider Trading Policy Certification attached as Annex A hereto acknowledging receipt of this Policy to:

Independence Power Holdings, Inc.

 14114 N. Dallas Parkway, Suite 200

Dallas, Texas 75254

Attention: Chief Financial Officer

The Company’s directors, officers and other employees must promptly sign and return the attached Insider Trading Policy Certification attached as Annex A hereto acknowledging receipt of this Policy when requested to do so by the Company’s Chief Financial Officer, as applicable (which includes any person(s) whom the Company’s Chief Financial Officer designate to administer the responsibilities described in this Policy).

I. Purpose and Applicability of Policy

The Company established this Policy in order to facilitate compliance with laws prohibiting insider trading while in possession of Material Non-Public Information, and to protect the Company from appearances of impropriety, external scrutiny, reputational harm and potential costs of regulatory investigations (including diversion of management resources). In that regard, certain transactions may be of concern not only because of actual illegality, but also because of the potential reactions from investors, regulators and others and the potential costs that may be incurred by the Company addressing such reactions.

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in the Company’s securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”).

This Policy also applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. This Policy also imposes specific black-out period and pre-clearance procedures on all Covered Individuals and on officers, directors and certain other designated employees who receive or have access to Material Non-Public Information regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), or who would be subject to Section 16 of the Exchange Act if the Company had a class of securities registered under Section 12 of the Exchange Act.

II. Definitions and Explanations

A. Material Non-Public Information

1. What Information is “Material”?

Information is “material” if there is a substantial likelihood that a reasonable investor would consider the information as significantly altering the total mix of information available. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because scrutinized trades will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, with trading accordingly avoided.

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While it may be difficult under this standard to determine whether particular information is material, there are categories of information that are considered particularly sensitive and, generally, should be considered material. Examples of such information may include:

•	Financial results (annual, quarterly or otherwise);
•	Projections of future earnings or losses;
•

Proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of significant assets;

•	News of a significant acquisition or a sale of significant subsidiary;
•	Impending announcements of bankruptcy or financial liquidity problems;
•	Gain or loss of a substantial customer or supplier;
•	Significant changes in the Company’s distribution or dividend policy;
•	Stock splits and stock repurchase programs;
•	Significant changes in the Company’s or its subsidiaries’ credit ratings;
•	New significant equity or debt offerings;
•	Significant litigation exposure due to actual or threatened litigation;
•	Significant developments in regulatory proceedings;
•	Significant corporate events;
•

A significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or

•	Major personnel changes, particularly departures or elections of executive officers, senior management or directors.

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2. What Information is “Non-Public”?

Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public and the investing public must have had time to absorb the information fully. Although timing may vary depending on the circumstances, generally, the Company expects that Covered Individuals should allow two (2) full Trading Days following publication as a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Material Non-Public Information.

“Trading Day” means a day on which national stock exchanges are open for trading, and a Trading Day begins at the time trading begins.

III. General Policy

This Policy prohibits Covered Individuals from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material Non-Public Information about the Company. These transactions are commonly referred to as “insider trading.”

It is also the policy of the Company that the Company will not engage in transactions in the Company’s equity securities (as defined in the Exchange Act) while aware of Material Non-Public Information relating to the Company or its securities, except for:

•	transactions with plan participants (or their permitted assignees) pursuant to an equity-based compensation plan of the Company;
•

transactions with holders of outstanding options, warrants, rights, convertible securities or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security;

•

transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of the Exchange Act’s Rule 10b5-1 (“Rule 10b5-1”) as then in effect;

•

transactions with counterparties who are at the time also aware of Material Non-Public Information or who acknowledge, agree or represent that they are aware that the Company may possess Material Non-Public Information but are not relying on the disclosure or omission to disclose to them of any such information; or

•

any other transaction expressly authorized by the Company’s Board of Directors (the “Board”) or any committee thereof, or by senior management in consultation with the Chief Financial Officer, as applicable.

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A. Transacting on Material Non-Public Information

Except as otherwise specified in this Policy, no Covered Individual shall engage in any transaction in the Company’s securities, including making any offer to purchase or sell or giving any gift of the Company’s securities, during any period commencing with the date that he or she is aware of Material Non-Public Information concerning the Company, and ending after two (2) full Trading Days following the date of public disclosure of the Material Non-Public Information, or at the time that the information is no longer material.

B. Tipping Others of Material Non-Public Information

No Covered Individual shall disclose or pass on (“tip”) Material Non-Public Information about the Company to any other person (including a Family Member or friend) where the Material Non-Public Information may be used by that person to his or her profit by transacting in the securities of the Company. No Covered Individual shall make recommendations, directly or indirectly, or express opinions on the basis of Material Non-Public Information about the Company as to transacting in the Company’s securities.

C. Special and Prohibited Transactions

The Company has adopted policies regarding certain special and prohibited transactions applicable to its Covered Individuals as specified below.

1.	Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy.

2.

Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are prohibited, regardless of whether you are in possession of Material Non-Public Information. A “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is also prohibited.

Transactions involving Company-based derivative securities are completely prohibited, whether or not you are in possession of Material Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, and writing or buying puts or calls. Transactions in debt that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity-based compensation plan, if any, as described in more detail under the “Exceptions” subsection specified in Section III.D., or as otherwise expressly permitted by this Policy.

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3.

Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by a Covered Individual should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the stock purchase) is prohibited by this Policy.

4.	Pledges of Company Securities. Pledging Company securities as collateral is prohibited by this Policy, subject to pre-approval from the Chief Financial Officer

5.	Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans (as defined herein)) should be used only for a very brief period of time.

D. Exceptions

Except for the pre-clearance restrictions as defined and set forth in Section IV.C. and as specifically noted, this Policy does not apply in the case of the following transactions (if applicable to the Company):

1.

Stock Options and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, if any, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply, however, to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

2.

Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the Covered Individual elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This exception does not apply, however, to any market sale of restricted stock.

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3.

401(k) Plan. This exception applies to purchases or sales of Company securities in any Company 401(k) plan resulting from a Covered Individual’s periodic contribution of money to the plan pursuant to the Covered Individual’s payroll deduction election. This exception does not apply, however, to certain elections the Covered Individual may make under any Company 401(k) plan, including:

(a)	an election to increase or decrease the percentage of the Covered Individual’s periodic contributions that will be allocated to the Company stock fund;

(b)	an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

(c)	an election to borrow money against the Covered Individual’s 401(k) plan account if the loan will result in a liquidation of some or all of the Covered Individual’s Company stock fund balance; and

(d)	an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.

Employee Stock Purchase Plan. This exception applies to purchases of Company securities in any employee stock purchase plan resulting from the Covered Individual’s periodic contribution of money to the plan pursuant to the election the Covered Individual made at the time of the Covered Individual’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to any plan, provided that the Covered Individual elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply, however, to the Covered Individual’s election to participate in any plan for any enrollment period, and to the Covered Individual’s sales of Company securities purchased pursuant to the plan.

5.

Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment of dividends paid on Company securities. This exception does not apply, however, to (i) voluntary, additional purchases of Company securities resulting from reinvestment of dividends, (ii) the Covered Individual’s election to participate in automatic reinvestment of dividends and (iii) the Covered Individual’s election to increase or decrease the Covered Individual’s level of automatic reinvestment of dividends.

6.	Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.

7.	Other Transactions. This exception applies to any other purchase of Company securities from the Company or sales of Company securities to the Company.

8.

Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in the Company’s securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Trades in the Company’s securities that are executed under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an “Approved 10b5-1 Plan”) that meet the following requirements are not subject to the trading restrictions set forth herein:

(a)

it has been reviewed and approved by the Chief Financial Officer at least five (5) days in advance of being entered into (or, if revised or amended, such proposed revisions or amendments have been reviewed and approved by the Chief Financial Officer at least five (5) days in advance of being entered into);

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(b)

it provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Individual. For directors and officers, the cooling-off period ends on the later of (x) 90 days after adoption or certain modifications of the Rule 10b5-1 Plan; or (y) two (2) business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Individuals, the cooling-off period ends 30 days after adoption or modification of the Rule 10b5-1 Plan. This required cooling-off period will apply to the entry into a new Rule 10b5-1 Plan and any revision or modification of a Rule 10b5-1 Plan;

(c)

it is entered into in good faith by the Covered Individual, and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, at a time when the Covered Individual is not in possession of Material Non-Public Information about the Company; and, if the Covered Individual is a director or officer, the Rule 10b5-1 Plan must include representations by the Covered Individual certifying to that effect;

(d)

it gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Individual, so long as such third party does not possess any Material Non-Public Information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(e)	it is the only outstanding Approved 10b5-1 Plan entered into by the Covered Individual (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

No Approved 10b5-1 Plan may be adopted during a Blackout Period. A Covered Individual may not enter into any transaction in the Company’s securities while that Covered Individual has a Rule 10b5-1 Plan in effect. An exception may be permitted, to the extent not unlawful, for an Approved Rule 10b5-1 Plan that (a) relates solely to the Company’s securities acquired under the Company’s equity incentive plans and (b) is designed and actually operated in order to pay or otherwise discharge income or withholding tax obligations that accrue upon the exercise, vesting or settlement of awards under the Company’s equity incentive plans, if any.

9.	Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the Chief Financial Officer.

The Company reserves the right to bar any transactions in the Company’s securities, even those pursuant to trading plans previously approved, if the Chief Financial Officer or the Board, in consultation with the Chief Financial Officer, determines that such a bar is appropriate under the circumstances.

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E. Post-Termination Transactions

Upon termination of service with the Company, a Covered Individual continues to be subject to this Policy, as well as applicable securities laws, for so long as such person is aware of Material Non-Public Information. Covered Individuals also remain subject to the Company’s policies regarding the safeguarding of confidential information.

If a Covered Individual’s relationship with the Company terminates during a Blackout Period, such Covered Individual will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the end of the Blackout Period, or, if determined to be earlier by the Chief Financial Officer, in its sole discretion, the commencement of trading on the second trading day following public announcement of the last Material Non-Public Information of which a Covered Individual is aware. The Chief Financial Officer may use stop transfer instructions to the Company’s transfer agent in order to enforce this provision.

IV. Additional Transaction Requirements for Certain Insiders

A. Scheduled Blackout Periods

Except as set forth in the “Exceptions” subsection specified in Section III.D. above, all Covered Individuals are prohibited from transacting in Company securities during the period commencing on the fifteenth calendar day of the third fiscal month of each fiscal quarter (i.e., March 15th, June 15th, September 15th and December 15th, as applicable) and, in each case, ending at the close of business on the second Trading Day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 30 to 75 days after the end of such quarter) (the “Scheduled Blackout Period”). If public disclosure occurs on a Trading Day before the markets close, then that day is considered the first Trading Day. If public disclosure occurs after the markets close on a Trading Day, then the following day is considered the first Trading Day.

The Company will endeavor to notify Covered Individuals when the Scheduled Blackout Period begins. Covered Individuals must comply with the Scheduled Blackout Period whether or not they receive a reminder of the commencement of each Scheduled Blackout Period.

B. Unscheduled Blackout Periods

In addition to the quarterly Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time (“Unscheduled Blackout Periods”). Typically, this will occur when there are nonpublic developments that may be considered material for insider trading law purposes, such as developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, an Unscheduled Blackout Period may apply to all Covered Individuals or only a specific group of officers, directors and employees. The Chief Financial Officer will provide written notice to Designated Insiders (as defined herein) subject to an Unscheduled Blackout Period. Any person made aware of the existence of an Unscheduled Blackout Period should not disclose the existence of an Unscheduled Blackout Period to any other person. The failure of the Company to designate a person as being subject to an Unscheduled Blackout Period will not relieve that person of the obligation not to trade while aware of Material Non-Public Information.

Transacting in the Company’s securities outside of the Scheduled or Unscheduled Blackout Periods should not be considered a “safe harbor,” and all Covered Individuals should use good judgment at all times.

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C. Pre-Clearance of Transactions

The Company has determined that all executive officers and directors (“Designated Insiders”) and their Family Members must not transact in the Company’s securities, even outside of Scheduled or Unscheduled Blackout Period, without first complying with the Company’s “pre-clearance” process. Each Designated Insider should contact and receive pre-clearance from the Chief Financial Officer prior to commencing any transaction in the Company’s securities (whether or not listed in the “Exceptions” subsection specified in Section III.D.). Designated Insiders must obtain written clearance from the Chief Financial Officer. Oral pre-clearance is not sufficient. After you receive permission to engage in a transaction, you must complete your transaction within five (5) Trading Days (or such shorter or longer period as is designated by the Chief Financial Officer) or make a new request for clearance. The Chief Financial Officer shall immediately report to the Company’s Chief Executive Officer when he or she has pre-cleared any proposed transaction.

Please note that clearance of a proposed transaction by the Chief Financial Officer does not constitute legal advice regarding or otherwise acknowledge that a Designated Insider does not possess Material Non-Public Information. Designated Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material Non-Public Information.

V. Potential Criminal and Civil Liability and/or Disciplinary Action

Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material Non-Public Information regarding the Company.

VI. Transactions by the Company

From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.

VII. Applicability of Policy to Inside Information Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All Covered Individuals should treat the Company’s business partners with the same care required with respect to information related directly to the Company.

VIII. Administration of this Policy

The Chief Financial Officer and, in his or her absence, another employee designated by the Chief Financial Officer shall be responsible for the administration of this Policy. All determinations and interpretations by the Chief Financial Officer shall be final and not subject to further review.

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ANNEX A
INSIDER TRADING POLICY
CERTIFICATION

I have read and understand the Insider Trading Policy (the “Policy”) of Independence Power Holdings, Inc. (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, executive officer or employee of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.

I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.

______________________________________

Signature

______________________________________

Type or Print Name

______________________________________

Date

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